2008 UNIFI, INC.
LONG-TERM INCENTIVE PLAN
SECTION I
GENERAL
1.1	Purpose. The 2008 Unifi, Inc. Long-term Incentive Plan (the “Plan”) has been established by Unifi, Inc. and its related subsidiary companies (the “Company”) to: (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2	Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company).

1.3	Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section IV (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section VII of the Plan).
SECTION II
OPTIONS

2.1	Definitions. The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section II may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

2.2	Exercise Price. The “Exercise Price” of each Option granted under this Section II shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100 percent of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option is granted.

2.3	$100,000 Limitation. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any fiscal year (under all plans of the Company) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by Section 422 of the Code.

2.4	Exercise. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee provided, however, incentive stock options must be exercised within 10 years of the date of grant or are forfeited to the extent required by Section 422 of the Code.

2.5	Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section II shall be subject to the following:

A.	Subject to the following provisions of this subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.5(c), payment may be made as soon as practicable after the exercise).

B.	The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

C.	The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.6	Settlement of Award. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.
SECTION III
OTHER STOCK AWARDS

3.1	Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

3.2	Restrictions on Stock Awards. The Committee may impose such restrictions on any Stock Awards (including shares of restricted stock) granted under the Plan as it may deem advisable, including, without limitation, continuous service requirements and/or achievement of performance goals. The provisions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing such restricted shares be held by the Company. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Performance-Based Awards, certain benefits granted under the Plan, are subject to attainment of certain performance goals. The performance goals are determined and established annually by the Committee in its sole discretion, and shall be based on business criteria that applies to the Company as a whole, such as earnings per share, net income, return on assets, or return on equity. At the time of establishing a performance goal, the Committee shall specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. Such performance goals also may be based on the attainment of specified levels of performance of the Company or one or more Affiliates under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as “Performance Goals”. With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for “performance based compensation” within the meaning of Section 162(m)(4) of the Code, and shall be set by the Committee within the time prescribed by Section 162(m) and related regulations.

In the event the employment of a Participant is terminated because of normal retirement, Disability or death, any remaining period of restriction applicable to a Stock Award shall automatically terminate. Unless the Committee determines otherwise, in the event that such employment is terminated for any other reason during the period of restriction, then any shares still subject to restrictions at the date of such termination of employment shall automatically be forfeited and returned to the Company.
SECTION IV
OPERATION AND ADMINISTRATION
4.1	Effective Date. Subject to the approval of the shareholders, the Plan shall be effective as of October 29, 2008 (the “Effective Date”).

4.2	Shares Subject to Plan.
(A)	(i) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of 6,000,000 shares of Stock.

(ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
(iii) If the Exercise Price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.
(iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding Awards (or obligations to grant future Awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution as a result of the Company acquiring another entity (or an interest in another entity).
B.	Subject to paragraph 4.2C, the following additional maximums are imposed under the Plan.
(i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 6,000,000 shares.
(ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section III (relating to Stock Awards) shall be 3,000,000 shares.
(iii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section II (relating to Options) shall be 1,500,000 shares during any three consecutive fiscal years.
C.	In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options; as well as any other adjustments that the Committee determines to be equitable.
4.3	Limit on Distribution. If the Stock is at the time listed or admitted to trading on any stock exchange or over-the-counter market, distribution of shares of stock or other amounts under the Plan shall be subject to the following:

A.	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

B.	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4	Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy the minimum tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local minimum tax withholding requirements.

4.5	Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, including integration with annual bonus plans and matching share for share the portion of annual bonuses paid in stock, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plans and arrangements of the Company acquiring another entity (or an interest in another entity).

4.6	Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. No cash dividends shall be paid on shares of Stock subject to unexercised Options.

4.7	Payments. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies, as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. The Committee intends that all deferrals will comply with the applicable provisions of Treas. Reg. § 1.409A-3.

4.8	Transferability. Awards under the Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

4.9	Acceleration. Subject to the provisions of paragraph 4.2C, and except otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:
(a)	All outstanding Options shall become fully exercisable.

(b)	All Stock Awards shall become fully vested.
4.10	Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.11	Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.12	Limitation of Implied Rights.
A.	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such Company shall be sufficient to pay any benefits to any person.

B.	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
4.13	Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.14	Action by Company or Related Company. Any action required or permitted to be taken by the Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.15	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.16	Governing Law. This Plan shall be governed by North Carolina law except to the extent such law is preempted by federal law.

4.17	Section 409A. The Plan is intended to comply with section 409A of the Code to the extent that such section is applicable.
A.	The Plan may be amended at any time to the extent required to comply with Code section 409A or to ensure that any portion, or all, of the benefits provided under the Plan will not be subject to Code section 409A, as the Committee may determine to be necessary or appropriate.

B.	If not otherwise later amended per the provisions of Subsection A, each provision of the Plan that involves the deferral of compensation subject to Code section 409A shall be interpreted in a manner that complies with such section, and each provision that conflicts with such requirements shall be neither valid nor enforceable. The Plan may not be amended in any way to accelerate the payment of any amounts credited to a Participant’s

Award as of the effective date of such amendment, except as may be permitted by Code section 409A.

C.	Notwithstanding any provision of the Plan, the Committee may terminate the Plan at any time under any circumstances permitted by Code section 409A and, if the Board so desires, cause all Awards to be paid out in lump sum payments in cash, as the Committee may determine, as soon as practicable following such termination.
SECTION V
COMMITTEE
5.1	Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section V.

5.2	Selection of Committee. The Committee shall be the Compensation Committee and shall be selected by the Board and consist of two or more Outside Directors of the Board.

5.3	Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

A.	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section VI) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems to relevant.

B.	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code §162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

C.	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

D.	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

E.	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

F.	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

G.	In controlling and managing the operation and administration of the Plan, the Committee shall act by majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

5.4	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.5	Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information, as the Committee considers desirable to carry out the terms of the Plan.
SECTION VI
AMENDMENT AND TERMINATION
     This Plan shall terminate ten years from the Effective Date (the “Termination Date”). The Board may, at any time, prior to the Termination Date amend or terminate the Plan, provided that, subject to subsection 4.2C, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.
SECTION VII
DEFINED TERMS
For purposes of the Plan, the terms listed below shall be defined as follows:
A.	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options and Stock Awards.

B.	Board. The term “Board” shall mean the Board of Directors of the Company.

C.	Change in Control. The term “Change in Control” shall mean a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets.
(i) A change in the ownership of the Company occurs on the date that any one person (or more than one person acting as a group), acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. A stock acquisition will not be deemed to be a change in the ownership of a corporation if such person or group is considered to own more than 50% of the total fair market value or total voting power of the Company’s stock at the time of the acquisition of additional stock.
(ii) A change in the effective control of the Company occurs on the date that either:
(a) any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of the stock of the Company that constitutes 20% or more of the total voting power of the stock of the Company, or
(b) a majority of the members of the corporation’s board of directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the corporation’s board of directors serving prior to the date of the appointment or election.
If a person or a group is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or group is not considered to cause a change in the effective control of the corporation.
(iii) A change in the ownership of a substantial portion of a the Company’s assets occurs on the date that any one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of such corporation’s assets immediately prior to such acquisition. An asset’s gross fair market value is determined without regard to any liability associated with such asset.
A transfer of assets by a corporation is not treated as a change in ownership where such assets are transferred to:
(a) an existing shareholder of the Company in exchange for or with respect to its stock,
(b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,
(c) a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of the Company’s outstanding stock, or
(d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

This Section will be construed in accordance with the applicable provisions of IRS Notice 2005-1 and Treas. Reg. § 1.409A-3.
D.	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provisions of the Code.

E.	Disability. The term “Disability” shall mean any of (i), (ii), or (iii) below:
(i) The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition;
(ii) The Participant is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving either (1) income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer or (2) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or
(iii) The Participant is determined to be totally disabled by the Social Security Administration.
All determinations of disability hereunder shall be confirmed by the Committee.

F.	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” shall mean any employee of the Company, and any director, consultant or other person providing key services to the Company.

G.	Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:
(i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the mean between the lowest and highest reported sale prices of the Stock on the closest date prior to the date in question on the principal exchange shall be determinative of “Fair Market Value.”
(ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.
(iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

H.	Outside Director. The term “Outside Director” means a member of the Board who satisfies the requirements for an outside director as provided in Code §162(m) and non-employee director as provided in §16(b) of the Securities Exchange Act of 1934.

I.	Stock. The term “Stock” shall mean shares of common stock of the Company. No fractional shares of the Company’s common stock will be issued under the 2008 Long-Term Incentive Plan.

J.	Commission. The term “Commission” means the Securities and Exchange Commission or any successor agency.

K.	Rule 16b-3. The term “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Rule 16b of the Exchange Act, as amended from time to time.

L.	Section 162(m). The term “Section 162(m)” means Section 162(m) of the Code, as amended from time to time.